               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K



                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



   Date of Report: (Date of earliest event reported) June 27, 1995



                      CORNING INCORPORATED
     (Exact name of registrant as specified in its charter)



New York                           1-3247             16-0393470
(State or other jurisdiction       (Commission        (I.R.S. Employer
of incorporation)                   File Number)      Identification No.)



One Riverfront Plaza, Corning, New York          14831
(Address of principal executive offices)         (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Attached for filing as an exhibit hereto is the item listed in "Item 7 -- Financial Statements, Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.

Item 7.   Financial Statements, Pro Forma Financial
Information and Exhibits.


Exhibits:

The Registrant's press release of June 27, 1995.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            CORNING INCORPORATED
                                            Registrant



Date:  June 27, 1995                        By /s/ M. ANN GOSNELL
                                                   M. Ann Gosnell
                                                   Assistant Secretary

                                          Kathryn C. Littleton
                                                (607) 974-8206
                                                John H. Abrams
                                                (607) 974-8832

IMMEDIATE RELEASE
     June 27, 1995


       Corning Incorporated Reports Second Quarter Results


     CORNING, N.Y., June 27 - Corning Incorporated (NYSE:GLW) said today that its 1995 second quarter net income before special charges totaled $108.8 million, or $0.48 per share.
As previously announced, Corning discontinued recognition of equity earnings from Dow Corning Corporation beginning in the second quarter of 1995. In the second quarter of 1994, Corning reported net income of $111.4 million, or $0.54 per share, which included $22.6 million, or $0.11 per share, of equity earnings from Dow Corning. Adjusting for the elimination of Dow Corning's earnings and before special charges, Corning's 1995 second quarter earnings per share increased 12 percent from an adjusted $0.43 per share in 1994.

     As previously announced, second quarter results include special charges: $365.5 million after tax, or $1.62 per share, to fully reserve Corning's investment in Dow Corning Corporation; and a restructuring provision of $67 million ($40.5 million after tax), or $0.18 per share. Including these charges, Corning reported a second quarter net loss of $297.2 million, or $1.32 per share.

     Sales increased 18 percent to $1.3 billion from 1994's second quarter sales of $1.1 billion. Approximately one-third of the sales increase resulted from acquisitions completed in 1994 in both the opto-electronics and life sciences businesses.

                             -more-

     Board Chairman James R. Houghton said, "Our performance in the quarter was mixed. On the plus side, we continued to see solid growth and strong profit improvement in most of our core businesses, including opto-electronics, pharmaceutical testing services, environmental products and video displays. On the other hand, our results in clinical testing services and consumer products were disappointing.

     "In clinical testing," Houghton added, "margins improved modestly over the first quarter but were well behind both last year and our expectations, reflecting continued delays in cost-reduction programs. In consumer products, the combination of a difficult retail environment and several scheduled glass-furnace repairs reduced margins significantly in the quarter."

     For the second quarter 1995, equity earnings, excluding
Dow Corning, were up significantly, primarily due to strong performance in the optical fiber equity companies.

     Houghton concluded, "As we complete a successful first half, we are on track to meet our financial objectives for the year."

     Corning Incorporated is a Fortune 500 company which reports its financial results in four segments: specialty materials, communications, laboratory services and consumer products. For 1994 revenues totaled $4.8 billion. Dow
Corning Corporation is a 50-percent owned equity investment with The Dow Chemical Company.



                              -30-

Investor Relations Contact:       Richard B. Klein  (607) 974-8313
                                  Katherine M. Dietz (607) 974-8217

Corning Incorporated and Subsidiary Companies

Consolidated Statements of Income
(In millions, except per-share amounts)

                                     Twenty-Four Weeks Ended           Twelve Weeks Ended
                                  June 18, 1995   June 19, 1994    June 18, 1995  June 19, 1994
                                           (Unaudited)                     (Unaudited)
Revenues
 Net sales                            $2,413.9        $2,054.6         $1,297.8       $1,105.7
 Royalty, interest and
   dividend income                        15.6            11.2              8.7            3.5
                                      --------        --------         --------       --------
                                       2,429.5         2,065.8          1,306.5        1,109.2

Deductions
 Cost of sales                         1,530.1         1,318.2            816.5          696.1
 Selling, general and
   administrative expenses               464.7           388.0            243.2          202.3
 Research and development expenses        79.8            79.3             41.2           41.1
 Provision for restructuring and
 other special charges                    67.0                             67.0
 Interest expense                         54.5            51.7             28.5           25.9
 Other, net                               23.5             8.8              8.1            3.0
                                      --------        --------         --------       --------
Income before taxes on income            209.9           219.8            102.0          140.8
Taxes on income                           73.2            83.0             33.3           53.4
                                      --------        --------         --------       --------
Income before minority interest
 and equity earnings                     136.7           136.8             68.7           87.4
Minority interest in earnings of
 subsidiaries                            (29.5)          (17.9)           (18.2)         (10.0)
Dividends on convertible preferred
 securities of subsidiary                 (6.3)                            (3.1)
Equity in earnings (losses)
 of associated companies:
 Other than Dow Corning Corporation       29.3            15.6             20.9           11.4
 Dow Corning Corporation                (348.0)           34.9           (365.5)          22.6
                                      --------        --------         --------       --------

Net Income (Loss)                     $ (217.8)       $  169.4         $ (297.2)      $  111.4
                                      ========        ========         ========       ========

Earnings Per Common Share:
Net Income (Loss)                       $(0.97)          $0.82           $(1.32)         $0.54
                                        ======           =====           ======          =====

Weighted Average Shares Outstanding      225.9           204.3            226.3          206.3
                                         =====           =====            =====          =====


The accompanying  notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)

                                           June 18, 1995       Jan. 1, 1995
                                            (Unaudited)

        Assets

Current Assets
  Cash and short-term investments             $   194.5         $   161.3
  Receivables, net                                999.2             947.1
  Inventories                                     503.6             416.7
  Deferred taxes on income and
     other current assets                         230.7             201.2
                                              ---------         ---------
      Total current assets                      1,928.0           1,726.3

Investments
  Other than Dow Corning Corporation              377.2             352.0
  Dow Corning Corporation                                           341.8

Plant and Equipment,  Net                       1,931.3           1,890.6

Goodwill and Other Intangible Assets, Net       1,435.6           1,408.0

Other Assets                                      318.1             304.0
                                              ---------         ---------
                                              $ 5,990.2         $ 6,022.7
                                              =========         =========

Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                               $   134.5         $   67.6
  Accounts payable                                174.5            258.3
  Other accrued liabilities                       802.2            748.3
                                              ---------         --------
  Total current liabilities                     1,111.2          1,074.2

Other Liabilities                                 663.1            643.6
Loans Payable Beyond One Year                   1,520.3          1,405.6
Minority Interest in Subsidiary
  Companies                                       275.1            247.0
Convertible Preferred Securities of
  Subsidiary                                      364.6            364.4
Convertible Preferred Stock                        24.3             24.9
Common Stockholders' Equity                     2,031.6          2,263.0
                                              ---------        ---------
                                              $ 5,990.2        $ 6,022.7
                                              =========        =========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 2, 1995

(1) Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding for the second quarter were 226.3 million and 206.3 million for 1995 and 1994, respectively, and for the first half were 225.9 million and 204.3 million for 1995 and 1994, respectively. Preferred dividends of $0.5 million and $1.0 million were declared in the second quarter and first half, respectively, in both 1995 and 1994.

(2) Depreciation and amortization charged to operations during the first half of 1995 and 1994 totaled $181.1 million and $154.9 million, respectively.

(3) On March 28, 1995, Corning issued $125 million of 30-year debentures with an interest rate of 8.3 percent due April 4, 2025. The proceeds from these borrowings will be used for general corporate purposes, including capital spending.

(4)  On May 15, 1995, Dow Corning Corporation, a 50-percent
     owned equity   company, voluntarily filed for protection
     under Chapter 11 of the United States Bankruptcy Code. As a result of this action, Corning recorded an after-tax charge of $365.5 million, or $1.62 per share, in the second quarter to fully reserve its investment in Dow Corning. In addition, Corning discontinued recognition of equity earnings from Dow Corning beginning in the second quarter of 1995. Corning recognized equity earnings from Dow Corning totaling $12.3 millon, or $0.06 per share, and $34.9 million, or $0.17 per share, in the first quarter and first half of 1994, respectively, and $17.5 million, or $0.08 per share, in the first quarter of 1995.

(5) During the second quarter 1995, Corning recognized a restructuring charge totaling $67 million ($40.5 million after tax) or $0.18 per share.

                             -30-